Exhibit 10.54

LINN ENERGY, LLC
SEVERANCE PLAN
February 2, 2016
ARTICLE I
INTRODUCTION AND ESTABLISHMENT OF PLAN
The Committee hereby adopts the Linn Energy, LLC Severance Plan (the “Plan”), as of the Effective Date, for eligible employees of the Company and its Subsidiaries. The Plan is intended to offer specified severance benefits to eligible employees in the event of certain involuntary terminations of employment from the Company. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.
The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter or amend the Plan in any respect and to terminate the Plan in full. All provisions of the Plan relating to other employee benefit plans of the Company, or any of the Company’s Affiliates or Subsidiaries, are expressly limited by the provisions of such other employee benefit plans. The provisions of the Plan may not grant or create any rights other than as expressly provided for under such other employee benefit plans.
ARTICLE II
DEFINITIONS
As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
2.1    Affiliate. Any entity which controls, is controlled by, or is under common control with, the Company.
2.2    Base Salary(a)    . The Participant’s annual rate of base salary payable by the Company (exclusive, among other things, of bonuses and special allowances) as in effect immediately prior to the date of such Participant’s Qualifying Termination.
2.3    Board. The Board of Directors of the Company.
2.4    Business Opportunities. All business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by the Participant during his or her employment with the employer, or originated by any third party and brought to the attention of the Participant during his or her employment with the employer, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

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2.5    Cause. For purposes of the Plan, the Company or an Employer will have “Cause” to terminate the Participant’s employment by reason of any of the following; provided, however, that determination of whether one or more of the elements of “Cause” has been met under the Plan shall be in the reasonable discretion of the Board with respect to Participants in Tiers 1 and 2 and the Plan Administrator for all other Participants.
(a)    the Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect Subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;
(b)    the Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties;
(c)    the Participant’s willful and intentional misuse of any of the funds of the Company or its direct or indirect Subsidiaries;
(d)    embezzlement by the Participant;
(e)    the Participant’s willful and material misrepresentations or concealments on any written reports submitted to any of the Company or its direct or indirect Subsidiaries; or
(f)    conduct constituting a material breach by the Participant of the Company’s then current Code of Business Conduct and Ethics, and any other written policy referenced therein; provided that, in each case, the Participant knew or should have known such conduct to be a breach.
2.6    Change of Control Plan. The Linn Energy, LLC Change of Control Protection Plan, effective April 25, 2009, as amended.
2.7    COBRA. The term “COBRA” has the meaning set forth in Section 4.2(c).
2.8    Code. The Internal Revenue Code of 1986, as amended from time to time.
2.9    Committee. The Compensation Committee of the Board.
2.10    Company. Linn Energy, LLC.
2.11    Effective Date. The date first written above.
2.12    Employee. Any employee of an Employer, regardless of position, who is normally scheduled to work 30 or more hours per week for such Employer.
2.13    Employee Bonus Plan. The term “Employee Bonus Plan” has the meaning set forth in Section 4.2(b).
2.14    Employer. The Company and any Subsidiary that participates in the Plan pursuant to Article VI.
2.15    ERISA. The term “ERISA” has the meaning set forth in the Introduction.

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2.16    Good Reason. The term “Good Reason” shall have the meaning assigned to such term in any employment agreement between the Participant and the Employer, or in the absence of an employment agreement or such term being defined in an employment agreement, “Good Reason” shall mean any of the following to which the Participant will not consent in writing:
(a)    a reduction in the Participant’s base salary;
(b)    any material reduction in the Participant’s title, authority or responsibilities; or
(c)    relocation of the Participant’s primary place of employment to a location more than 50 miles from the Employer’s location.
If termination is by the Participant with Good Reason, the Participant will give the Participant’s Employer written notice, which will identify with reasonable specificity the grounds for the Participant’s resignation and provide the Participant’s Employer with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if the Participant’s Employer has cured the alleged grounds for resignation contained in the notice within 30 days after receipt of such notice or if such notice is given by the Participant to the Participant’s Employer more than 30 days after the occurrence of the event that the Participant alleges is Good Reason for his or her termination hereunder. In order for a termination to be for “Good Reason”, the Company must fail to remedy the alleged grounds for resignation within the cure period, and the Participant must actually terminate employment with the Company and its Affiliates within 90 days after the expiration of the cure period.
2.17    Participant. An Employee who is designated as a participant pursuant to Section 3.1.
2.18    Person. Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.
2.19    Plan. The Linn Energy, LLC Severance Plan.
2.20    Plan Administrator. The named fiduciary of the Plan as described in Section 9.1.
2.21    Qualifying Termination. Any termination of employment of a Participant initiated by the Employer other than for Cause; provided that, a termination initiated by a Participant for Good Reason shall also constitute a Qualifying Termination for Participants in Tier 1 and Tier 2.
2.22    Release. The term “Release” has the meaning set forth in Section 4.1(c).
2.23    Severance Benefits. The benefits described in Article IV that are provided to qualifying Participants under the Plan.
2.24    Subsidiary. Any entity of which the Company owns, directly or indirectly, all of such entity’s outstanding units, shares of capital stock or other voting securities.

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2.25    Tiers2.26. The terms “Tier 1”, “Tier 2”, “Tier 3”, “Tier 4”, “Tier 5” and “Tier 6” have the meaning set forth in Section 3.2.
ARTICLE III
ELIGIBILITY
3.1    Participants. An Employee of the Employer shall become a Participant in the Plan as of the later to occur of (i) the Effective Date or (ii) the date he or she first becomes an Employee of an Employer in a position covered by Tier 1, Tier 2, Tier 3, Tier 4, Tier 5 or Tier 6.
Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified or treated by the Employer as a leased employee, consultant, independent contractor or other non-common law employee shall be eligible to receive benefits under the Plan. In the event of a Change of Control (as defined in the Change of Control Plan), severance benefits for eligible participants in the Change of Control Plan shall be provided under the terms of the Change of Control Plan and not the Plan; it is the intent of the Employer that Employees not be eligible for duplicate severance benefits under multiple plans.
3.2    Tiers. Employees eligible to participate in the Plan shall be assigned to Tier 1, Tier 2, Tier 3, Tier 4, Tier 5 or Tier 6 as set forth below; provided, however, that the Committee, with respect to Tiers 1 and 2 and the Plan Administrator with respect to all other Tiers may designate, by written notice to such Participant, that a Participant shall be assigned to a different Tier, in which case such designation by the Committee shall be controlling.
(a)    “Tier 1” means the Employee(s) of the Employer with the title of Senior Vice President.
(b)    “Tier 2” means the Employee(s) of the Employer with the title of Vice President.
(c)    “Tier 3” means the Employee(s) of the Employer with the title of Director or a Director level equivalent title.
(d)    “Tier 4” means the Employee(s) of the Employer with the title of Manager or a Manager level equivalent title.
(e)    “Tier 5” means the Employee(s) of the Employer with the title(s) of Supervisor or Key Technical.
(f)    “Tier 6” means any Employee of the Employer that is not assigned to Tier 1, Tier 2, Tier 3, Tier 4 or Tier 5.
ARTICLE IV
SEVERANCE BENEFITS
4.1    Eligibility for Severance Pay. A Participant becomes eligible to receive Severance Benefits under the Plan upon a Qualifying Termination, provided that the Participant:

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(a)    performs in all material respects all transition and other matters required of the Participant by the Employer prior to his or her Qualifying Termination;
(b)    complies in all material respects with the restrictive covenants in Article V hereof and returns to the Employer any property of the Employer which has come into the Participant’s possession; and
(c)    returns (and does not thereafter revoke), within fifty days after the date of the Participant’s Qualifying Termination, a signed, dated and notarized original agreement and general release of claims in a form acceptable to the Employer, in its sole and absolute discretion (the “Release”).
4.2    Amount of Severance Benefits. A Participant entitled to Severance Benefits under Section 4.1 shall be entitled to the following Severance Benefits as set forth in this Section 4.2.
(a)    Annual Base Salary.
(i)    Tier 1. A Participant in Tier 1 on the date of his or her Qualifying Termination shall be entitled to a payment equal to one and one-half times his or her Base Salary.
(ii)    Tier 2. A Participant in Tier 2 on the date of his or her Qualifying Termination shall be entitled to a payment equal to one times his or her Base Salary.
(iii)    Tier 3. A Participant in Tier 3 on the date of his or her Qualifying Termination shall be entitled to a payment equal to nine months of his or her Base Salary.
(iv)    Tier 4. A Participant in Tier 4 on the date of his or her Qualifying Termination shall be entitled to a payment equal to six months of his or her Base Salary.
(v)    Tier 5. A Participant in Tier 5 on the date of his or her Qualifying Termination shall be entitled to a payment equal to four and one-half months of his or her Base Salary.
(vi)    Tier 6. A Participant in Tier 6 on the date of his or her Qualifying Termination shall be entitled to a payment equal to three months of his or her Base Salary.
(b)    Incentive Benefits. Each Participant who, as of his or her Qualifying Termination, participates in any cash incentive compensation or other cash bonus plan or arrangement as may be established by the Board from time to time (collectively, the “Employee Bonus Plan”) shall be entitled to receive the amount as determined under the Employee Bonus Plan for a termination of employment.
(c)    COBRA Coverage. If the Participant timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Employer’s health care plan, the Employer will pay the “Company’s portion” (as defined below) of the Participant’s COBRA continuation coverage of medical benefits (the “COBRA Coverage”) for the period set forth in the table below following the date of the

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Participants Qualifying Termination. The “Company’s portion” of COBRA Coverage shall be the difference between one hundred percent of the cost of the COBRA Coverage and the dollar amount of medical premium expenses paid for the same type or types of Employer medical benefits by a similarly situated Employee on the date of the Participant’s Qualifying Termination.

Tier	Period of Continued COBRA Coverage
1	18 Months
2	12 Months
3	9 Months
4	6 Months
5	5 Months
6	3 Months
(d)    Outplacement Assistance. The Company shall pay fees on behalf of the Participant to a third‑party outplacement services agency to provide outplacement services for up to the period of time set forth in the following table, which services shall be completed no later than nine months following the date of the Participant’s Qualifying Termination.

Tier	Period of Outplacement Services
1	6 Months
2	6 Months
3	3 Months
4	3 Months
5	3 Months
6	3 Months
(e)    Time and Form of Payment. The Severance Benefits payable pursuant to Section 4.2(a) and Section 4.2(b) shall be paid in a single lump sum payment on the date that is sixty days after the date of the Participant’s Qualifying Termination, but no later than two and one half months following the last day of the calendar year that includes the date of the Participant’s Qualifying Termination. The Severance Benefits payable pursuant to Section 4.2(c) and Section 4.2(d) shall be paid directly to the service provider or shall be reimbursed to the Participant promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, shall not affect any payments or reimbursements in any other calendar year, and shall not be subject to liquidation or exchange for

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any other benefit. The taxable year in which any Severance Benefit under Section 4.2(c) or Section 4.2(d) is paid shall be determined in the sole discretion of the Employer, and the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. Notwithstanding the foregoing, if the Participant has not timely returned the Release, or subsequently revokes the Release, the Participant shall forfeit all Severance Benefits.
(f)    Withholding. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
ARTICLE V
RESTRICTIVE COVENANTS
5.1    Non-Compete Obligations. During employment with the Employer and for a period of (i) nine (9) months after the Participant’s termination of employment for a Tier 1 Participant and (ii) six (6) months after the Participant’s termination of employment for a Tier 2 Participant:
(a)    the Participant will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; provided that the foregoing shall not be deemed to restrain the participation by the Participant’s spouse in any capacity set forth above in any business or activity engaged in any such activity and provided further that the Company may, in good faith, take such reasonable action with respect to the Participant’s performance of his or her duties, responsibilities and authorities as it deems necessary and appropriate to protect its legitimate business interests with respect to any actual or apparent conflict of interest reasonably arising from or out of the participation by the Participant’s spouse in any such competitive business or activity; and
(b)    all investments made by the Participant (whether in his or her own name or in the name of any family members or other nominees or made by the Participant’s controlled affiliates), which relate to the leasing, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products will be made solely through the Company; and the Participant will not (directly or indirectly through any family members or other persons), and will not permit any of his or her controlled affiliates to: (A) invest or otherwise participate alongside the Company or its direct or indirect subsidiaries in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether any of the Company or its direct or indirect subsidiaries ultimately participates in such business or activity, in either case, except through the Company. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall be deemed to prohibit the Participant or any family member from owning, or otherwise having an interest in, less than one percent (1%) of any publicly owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set

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forth above, provided that the Participant has no active role with respect to any investment by such fund in any entity.
5.2    Non-Solicitation. With respect to any Participant in Tier 1 or Tier 2, during such Participant’s employment with the Employer and for a period of one (1) year after the Participant’s termination of employment, the Participant will not, whether for his or her own account or for the account of any other Person (other than the Company or its direct or indirect Subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect Subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect Subsidiaries with, (a) any person who is employed by the Company or its direct or indirect Subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect Subsidiaries.
ARTICLE VI
EMPLOYERS
Any Subsidiary of the Company shall be, and any new Subsidiary of the Company shall be an Employer under the Plan unless the Company makes an affirmative determination that such Subsidiary shall not be an Employer under the Plan. Pursuant to Section 3.1, the provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary that becomes an Employer.
ARTICLE VII
SUCCESSOR TO COMPANY
The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.1    Amendment or Termination. While the Company expects and intends to continue the Plan, the Board or the Committee may amend the Plan at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter or amend the Plan in any respect and to terminate the Plan in full.
8.2    Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of the Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s Certificate of Formation and the Second Amended

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and Restated Limited Liability Company Agreement, as amended, in effect at the time, and applicable law.
ARTICLE IX
PLAN ADMINISTRATION
9.1    Named Fiduciary; Administration. A committee composed of the Company’s Chief Financial Officer, Chief Operating Officer and Senior Vice President with oversight of Human Resources is the named fiduciary of the Plan and shall be the Plan Administrator. The Plan Administrator shall review and determine all claims for benefits under the Plan.
9.2    Claim Procedure.
(a)    If an Employee or former Employee or his or her authorized representative (referred to in this Article IX as a “claimant”) makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.
(b)    All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Linn Energy, LLC Severance Plan Linn Energy, LLC JP Morgan Chase Tower 600 Travis, Suite 5100 Houston, Texas 77002
The Plan Administrator shall have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.
(c)    Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his or her right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such

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written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed 90 days, after the claim is received by the Plan Administrator.
(d)    Appeals. Any claimant whose claim for benefits is denied in whole or in part may appeal, or his or her duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee shall comprise at least three individuals who serve as officers or managers of the Company. The Appeals Committee shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his or her request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Linn Energy, LLC Severance Plan Linn Energy, LLC JP Morgan Chase Tower 600 Travis, Suite 5100 Houston, Texas 77002
The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.
(e)    Review of Appeals. The Appeals Committee shall act upon each request for review within 60 days after receipt thereof. The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee shall have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.
(f)    Decision on Appeals. The Appeals Committee shall give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502 (a). If the Appeals Committee has not rendered a decision on a request for review within 60 days after receipt of the request for review, the claimant’s claim shall be deemed to have

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been approved. The Appeals Committee’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.
(g)    Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment shall be made to the claimant within 30 days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.
(h)    Determination of Time Periods(i). If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.
9.3    Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 9.2 of the Plan will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.
ARTICLE X
MISCELLANEOUS
10.1    Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of such Employer regarding termination of employment.
10.2    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
10.3    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.4    Anti-Alienation of Benefits. No amount to be paid hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary.
10.5    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law, except to the extent pre-empted by Federal law.

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IN WITNESS WHEREOF, this Linn Energy, LLC Severance Plan has been adopted the Committee to be effective as of the Effective Date.

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Mark E. Ellis Chairman of the Board of Directors, President and Chief Executive Officer

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